FORM OF SECURITIES OPINION


                                                [_________, 2004]


Board of Directors
UMB Scout Worldwide Fund, Inc., a Maryland Corporation
1010 Grand Boulevard
Kansas City, MO 64106

                  RE:   REORGANIZATION OF UMB SCOUT WORLDWIDE SELECT FUND
                        INTO UMB SCOUT WORLDWIDE FUND, EACH A SERIES OF UMB SCOUT WORLDWIDE FUND, INC.
                        --------------------------------------------------------

Ladies and Gentlemen:

            We have acted as counsel to UMB Scout WorldWide Fund, Inc. (the "Corporation"), a Maryland corporation having its principal office in the Kansas City, Missouri, in connection with the Plan of Reorganization (the "Plan") involving the UMB Scout WorldWide Select Fund (the "Acquiring Fund") and UMB Scout WorldWide Fund (the "Acquired Fund"), each a series of the Corporation. The Plan provides for a transaction (the "Reorganization") involving (i) the acquisition by the Acquiring Fund of substantially all of the property, assets and goodwill of the Acquired Fund in exchange solely for (a) full and fractional shares of common stock, $1.00 par value, of the Acquiring Fund ("Acquiring Fund Shares") and (b) the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; (ii) the distribution of Acquiring Fund Shares to the shareholders of the Acquired Fund according to their respective interests and
(iii) the dissolution of the Acquired Fund as soon as practicable after the closing (as referenced in Section 3 of the Plan), all upon and subject to the terms and conditions of the Plan. This opinion is given pursuant to Section 9(h) of the Plan.

            In rendering this opinion, we have reviewed the following documents and materials:

            A.    The Plan and amendments thereto, if any.

            B. The Articles of Incorporation and By-Laws of the Corporation, all as amended and supplemented to date.

            C. Certain minutes of proceedings of the Board of Directors of the Corporation.

            D. The Proxy Statement/Prospectus circulated in connection with the Special Shareholders' Meeting held on [December 17, 2004].

            E. The latest amendment to the Corporation's registration statement on Form N-1A, including a prospectus (the "Current Prospectus"), dated [October 31, 2004], which is [on file with the SEC and became effective October 28, 2004].

            We have assumed and therefore have not verified independently the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We are relying on certificates of the officers of the Corporation, on behalf of the Acquired Fund and Acquiring Fund, with regard to matters of fact and certain certifications and written statements of governmental officials with respect to the good standing of the Corporation. Other than our review of the documents set forth above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representations as to the scope or sufficiency of our document review for your purpose.

            The opinions hereinafter expressed are subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter in effect affecting generally the enforcement of creditors' rights and to general equitable principles or any principles of public policy limiting the right to enforce indemnification provisions. In connection with the opinions expressed in paragraph 8 below with respect to the legality, validity and binding nature of the Plan, we express no opinion as to the remedies conferred upon any party by the Plan or the remedy which any court, other governmental body or agency or arbitrator may grant, impose or render.

            (1) The Corporation was created as a corporation under the laws of the State of Maryland on January 7, 1993, and is validly existing and in good standing under the laws of the State of Maryland;

            (2) The Corporation is an open-end, investment company of the management type registered as such under the 1940 Act;

            (3) The Corporation is authorized to issue [50,000,000] shares of common stock, $1.00 par value.

            (4) Assuming that the initial shares of common stock of the Acquired Fund were issued in accordance with the 1940 Act, and the Plan and Articles of Incorporation and By-Laws of the Corporation, and that all other such outstanding shares of the Acquired Fund were sold, issued and paid for in accordance with the terms of the Acquired Fund prospectus in effect at the time of such sales, each such outstanding share is validly issued, fully paid, non-assessable and has full voting rights and, except for any shares sold pursuant to the private offering exemption for purposes of raising initial capital, is freely transferable;

            (5) Assuming that the initial shares of common stock of the Acquiring Fund were issued in accordance with the 1940 Act and the Corporation's Plan and Articles of Incorporation and By-Laws, and that all other such outstanding shares of the Acquiring Fund were sold, issued and paid for in accordance with the terms of the Acquiring Fund's prospectus in effect at the time of such sales, each such outstanding share is validly issued, fully paid, non-assessable and has full voting rights and, except for any shares sold pursuant to the private offering exemption for purposes of raising initial capital, is freely transferable;

            (6) Except as disclosed in each of the Acquired Fund's and Acquiring Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against the Corporation, the unfavorable outcome of which would materially and adversely affect the Corporation, the Acquired Fund or the Acquiring Fund;

            (7) The shares of common stock of the Acquiring Fund to be issued pursuant to the terms of Section 1 of the Plan have been duly authorized and, when issued and delivered as provided in the Plan, will have been validly issued and fully paid and will be non-assessable by the Corporation or the Acquiring Fund, and to such counsel's knowledge, no shareholder has any preemptive right to subscription or purchase in respect thereof;

            (8) To such counsel's knowledge, no consent, approval, authorization or order of any court, governmental authority or agency is required for the consummation by the Corporation of the transactions contemplated by the Plan, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, and Maryland law (including, in the case of each of the foregoing, the rules and regulations thereunder and such as may be required under state securities laws);

            (9) Neither the execution, delivery nor performance of the Plan by the Corporation violates any provision of its Articles of Incorporation, its By-Laws, or the provisions of any agreement or other instrument, known to such counsel to which the Corporation is a party or by which the Corporation is otherwise bound; and

            (10) The Plan has been validly authorized, executed and delivered by the Corporation and represents the legal, valid and binding obligation of the Acquiring Fund and the Acquired Fund and is enforceable against the Corporation in accordance with its terms.

            The foregoing opinions are given only with respect to laws, regulations or orders which are presently in effect. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur whether the same are retroactively or prospectively applied.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Corporation on Form N-14, and any amendments thereto, covering the registration of the shares of the Corporation under the Securities Act of 1933, as amended, to be issued in the Reorganization.

            This opinion is being provided to you only and may not be published by you or relied upon in any respect by any third party, without the prior written consent of a partner in this law firm.

                             Very truly yours,
                             STRADLEY, RONON, STEVENS & YOUNG, LLP



                             By:          DRAFT
                                    -------------------------
                                    [                ], a Partner